Exhibit 10.08

EMPLOYMENT AGREEMENT

AGREEMENT made this 21st day of December, 2004, among KMG America Corporation, a Virginia corporation (“Parent”), Kanawha Insurance Company, a South Carolina corporation (the “Company”) and Paul P. Moore (the “Executive”).

The Board of Directors of Parent (the “Parent Board”) and the Board of Directors of the Company (the “Company Board” and, together with the Parent Board, the “Boards”) recognize that the Executive will make a substantial contribution to the growth and success of the Company.  The Boards desire to provide for the employment of the Executive with the Company, and the Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.  The Executive’s employment with the Company is contingent on his execution of this Employment Agreement.

In order to effect the foregoing, Parent, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below.  Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.                                       Term.  The employment of the Executive by the Company as provided in Section 1 will commence effective December 20, 2004, and will end on December 31, 2007, unless further extended or sooner terminated as hereinafter provided.  The Company shall have the right, but not the obligation, to extend or renew the term of this Agreement by one year by providing the Executive with written notice of extension on or before October 31, 2005.  For purposes of this Agreement, “Term” shall mean the actual duration of Executive’s employment hereunder, taking into account any extension of such employment or termination of employment pursuant to Section 6.

3.                                       Position and Duties.  The Executive shall serve as a Senior Vice President of the Company, shall report directly to the Chief Executive Officer of Parent and shall have such responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Executive Officer of Parent, including serving as an officer or employee of any affiliate of the Company that the Chief Executive Officer of the Company or the Parent CEO deems appropriate.  The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company; provided, that nothing in this Agreement shall preclude Executive from serving as a director or trustee in any other firm or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with Executive’s performance of his duties hereunder or violate Section 8 or 9 of this Agreement.

4.                                       Place of Performance.  In connection with the Executive’s employment by the Company, the Executive shall be based at the regional office of the Company located in Irvine, California, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations.

5.                                       Compensation and Related Matters.

(a)                                  Base Salary.  The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices.  The initial Base Salary shall be $350,000.  During the Term, the Parent Board or the Compensation Committee of the Parent Board (the “Compensation Committee”) shall, after taking into account the recommendations of the Chief Executive Officer of Parent, review the Base Salary at least once a year to determine whether the Base Salary should be increased effective the following January 1.  The amount of any increase shall be determined before March 31 of each year and shall be retroactive to January 1.  The Base Salary, including any increases, shall not be decreased during the Term.  For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 5(a).

(b)                                 Signing Bonus.  By no later than March 31, 2005, the Company shall pay the Executive a one-time cash bonus equal to 25% of the Executive’s Base Salary, subject to continued employment through the date of payment.

(c)                                  Annual Cash Incentive Awards.  The Executive shall be eligible to participate in the Company’s annual cash incentive bonus plan adopted by the Compensation Committee for each fiscal year during the Term of this Agreement (the “Bonus Plan”), subject to the terms and conditions of the Bonus Plan.  If the Executive, Parent or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Plan for a fiscal year, he shall receive an annual cash incentive bonus (the “Incentive Bonus”) in an amount determined by the Compensation Committee and subject to ratification by the Parent Board, if required, but not to exceed 100% of the Executive’s then current Base Salary.  If the Executive, Parent or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Plan for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to Executive for that year, subject to ratification by the Parent Board, if required.  Beginning January 1, 2005, the Bonus Plan shall contain both individual and group goals established by the Compensation Committee.  The annual Incentive Bonus shall be paid to the Executive no later than thirty (30) days after the date the Compensation Committee determines whether the criteria in the Bonus Plan for such fiscal year were satisfied.  For purposes of this Agreement, the term “Incentive Bonus” shall mean the amount established pursuant to this Section 5(c).

(d)                                 Stock Based Awards.  Parent and the Company have established the 2004 Stock Incentive Plan (“Stock Incentive Plan”).  Subject to the terms and conditions of the Stock Incentive Plan, the Executive shall be eligible to participate in the Stock Incentive Plan, and shall be eligible to receive annual stock option and/or restricted stock awards under the Stock Incentive Plan.  The Compensation Committee shall approve any such awards made to the Executive pursuant to the Stock Incentive Plan.

(i)                                     2004 Stock Incentive Plan Option Grants.  Option awards under the Stock Incentive Plan will have an exercise price per share equal to the closing price of Parent’s common stock on the trading day immediately preceding the date of grant, will have a term of ten (10) years and will vest and become exercisable with respect to 1/4 of the underlying shares of Parent common stock on the first, second, third and fourth anniversaries, respectively, of the date of grant; provided, however, that the Executive will be 100% vested in all outstanding option awards, including the unvested portion of such awards, and shall be permitted to exercise all vested option awards only during the 90-day period following such accelerated vesting, upon (i) any termination of the Executive’s employment by the Company or the Parent Board other than a termination for “Cause” pursuant to Section 6(c) or any resignation by the Executive without “Good Reason” (as defined below), following a Change in Control (as defined in the Stock Incentive Plan), (ii) a termination by the Company without Cause (as defined herein), (iii) a termination by the Executive for Good Reason (as defined herein), (iv) the Executive’s death, or (v) the Disability (as defined below) of the Executive, and that the Executive will forfeit all unvested options if he is terminated for Cause or he terminates his employment hereunder for other than Good Reason.  Effective as of the date hereof, Parent shall grant the Executive incentive options to purchase 155,000 shares of Parent’s common stock under the Stock Incentive Plan with an exercise price equal to the initial public offering price per share of Parent’s common stock, subject to the vesting provisions described above.

(ii)                                  2004 Stock Incentive Plan Restricted Stock Awards.  The Stock Incentive Plan provides for the issuance of shares of Parent common stock as restricted common stock (“Restricted Stock Grants”) to the extent that such shares of common stock are available thereunder.  Restricted Stock Grants awarded to the Executive shall be subject to forfeiture restrictions that will terminate with respect to 1/4 of the awarded shares on the first, second, third and fourth anniversaries of the date of the issuance; provided, further, that the Executive will be 100% vested and all restrictions on each outstanding Restricted Stock Grant will lapse upon (i) any termination of the Executive’s employment by the Company or the Parent Board other than a termination for “Cause” pursuant to Section 7(c), or any resignation by the Executive with or without “Good Reason” (as defined below), following a Change in Control (as defined in the Stock Incentive Plan), (ii) a termination by the Company without Cause (as defined herein), (iii) a termination by the Executive for Good Reason (as defined herein), (iv) the Executive’s death, or (v) the Disability (as defined below) of the Executive and that the Executive will forfeit all shares with respect to which the forfeiture restrictions have not terminated if he is terminated for Cause or he resigns for other than Good Reason.  The common stock issued as Restricted Stock Grants will have voting and dividend rights.

(e)                                  Benefits.

(i)                                     Vacation.  The Executive shall be entitled to five (5) weeks of paid vacation per full calendar year. The Executive shall be entitled to cash in lieu of any unused vacation time.  The Executive shall not be entitled to carry over any unused vacation time from year to year.

(ii)                                  Sick and Personal Days.  The Executive shall be entitled to sick and personal days in accordance with the policies of the Company.

(iii)                               Employee Benefits.

(A)                              Participation in Employee Benefit Plans.  Subject to the terms of any applicable plans, policies or programs, the Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.  In lieu of electing to participate in any of the Company’s group health, dental, accident, disability insurance, group life insurance or similar insurance plans, the Executive shall have the right to continue to participate in any such plans in which the Executive currently participates through existing agreements with former employers and to direct the Company to pay, and the Company shall pay, the premiums with respect to such plans.

(B)                                Disability Insurance.  The Company will, during the Term, maintain a renewable long-term Disability plan that, subject to the terms of such plan and any applicable plans, policies or programs, provides for payment of not less than 60% of the Executive’s Base Salary.

(iv)                              Directors and Officers Insurance.  During the Term and for a period of 24 months thereafter, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer of the Company on a basis no less favorable to him than the coverage provided to current officers and directors of the Company.

(v)                                 Key Man Life Insurance.  The Company may purchase on the life of the Executive up to $15.0 million of key man life insurance with the Company as the beneficiary of the death benefit.

(vi)                              Expenses, Office and Secretarial Support.  The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation.  The Executive shall be entitled to appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties.

(vii)                           Reimbursement of Certain Professional Fees and Club Dues.  During the Term, the Company shall reimburse, at the request of the Executive, reasonable fees for professional organizations reasonably related to the life and health insurance businesses, shall reimburse financial advisory fees of $5,000 per year during the Term and shall reimburse dues with respect to club memberships in the amount of $7,500 per year during the Term.

6.                                       Termination.  The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)                                  Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)                                 Disability.  If, in the written opinion of a qualified physician reasonably agreed to by the Company and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Company may terminate the Executive’s employment hereunder.  As used in this Agreement, the term “Disability” shall mean inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive’s job, after consideration of the availability of reasonable accommodations, for more than 180 total calendar days during any period of 12 consecutive months.

(c)                                  For Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon a determination by the Company that the Executive (i) has committed fraud or misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company, (ii) has been convicted of a felony in a final, non-appealable judgment, or entered a plea of guilty or “nolo contendre” to a felony, which is likely to cause material harm to the Company’s (or any affiliate of the Company) business, customer or supplier relations, financial condition or prospects, (iii) has, notwithstanding not less than 30 days’ prior written notice from the Company, willfully failed to perform (other than by reason of illness or temporary disability ) his material duties hereunder, (iv) has knowingly violated or breached any law or regulation to the material detriment of the Company or any affiliates of the Company or its business, or (v) has breached any non-competition, non-disclosure or non-solicitation agreement between Executive and the Company which causes or is reasonably likely to cause material harm to the Company.  For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

(d)                                 Without Cause.  The Company may at any time terminate the Executive’s employment hereunder without Cause.

(e)                                  Termination by the Executive.

(i)                                     The Executive may terminate his employment hereunder (A) for Good Reason or (B) at any time after the date hereof by giving sixty (60) days prior notice of his intention to terminate.

(ii)                                  For purposes of this Agreement, “Good Reason” shall mean (A) a failure by Parent or the Company to comply with any material provision of this Agreement (other than the Company’s payment obligations referred to in clause (E) below) which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company, (B) the assignment to the Executive of any material duties inconsistent with the

Executive’s position with the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities without the consent of the Executive, (C) without the consent of the Executive, a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Company, (D) without the consent of the Executive, relocation of the Company’s principal place of business outside a fifty (50) mile radius of Minneapolis/St. Paul, Minnesota, or (E) any failure by the Company to pay the Executive Base Salary or any Incentive Bonus to which he is entitled under the Bonus Plan or hereunder which failure has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company or any failure of the Compensation Committee to approve a Bonus Plan for any fiscal year.

(f)                                    Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to subsection (a) or (b) of this Section 6) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g)                                 “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, the date as of which the physician’s written opinion is received by the Company, (iii) if the Executive’s employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date sixty (60) days following the date on which a Notice of Termination is given.

7.                                       Compensation Upon Termination, Death or During Disability.

(a)                                  Disability.  During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental condition (“disability period”), the Executive shall continue to receive his full Base Salary at the rate then in effect for such disability period (and shall not be eligible for payments under the disability plans, programs and policies maintained by the Company or in connection with employment by the Company (“Disability Plans”)) until his employment is terminated pursuant to Section 6(b) hereof, and upon such termination, the Executive shall, within ten (10) days of such termination, be entitled to all amounts to which the Executive is entitled pursuant to the Disability Plans.  The Executive’s rights under any long-term Disability Plan shall be determined in accordance with the provisions of such plan, but in no event will the Company maintain a long-term Disability plan that provides for payment of less than 60% of the Executive’s Base Salary.  In addition, upon the Executive’s termination in accordance with Section 6(b) hereof, all stock options, restricted stock grants awards and any other equity awards granted by Parent to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination. All vested options shall remain exercisable by the Executive or his agent until 90 days after the Date of Termination and shall then expire and no longer be exercisable.

(b)                                 Death.  If the Executive’s employment is terminated by his death pursuant to Section 6(a) hereof, the Company shall within ten (10) days following the date of the Executive’s death, pay to the Executive’s designated beneficiary(ies) any earned and accrued but unpaid installment of Base Salary through the date of his death, an amount equal to the Executive’s annual Base Salary for the year in which the termination took place, and an amount equal to the Executive’s target Bonus for the year in which the termination took place, together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies.  In addition, all stock options, restricted stock awards and any other equity awards granted by Parent to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination. All vested options shall remain exercisable by the Executive’s estate or designated beneficiary(ies) until 90 days after the Date of Termination and shall then expire and no longer be exercisable.

(c)                                  Cause or other than Good Reason.  If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 6(d), and Parent and the Company shall have no further obligations to the Executive under this Agreement.

(d)                                 Termination by the Company without Cause (other than for death or Disability) or Termination by the Executive for Good Reason.  If the Company shall terminate the Executive’s employment other than for death, Disability pursuant to Section 6(b) or Cause, or the Executive shall terminate his employment for Good Reason, then:

(i)                                     the Company shall pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid and pro rata amounts to which the Executive is entitled as of the Date of Termination under any compensation or bonus plan or program of the Company, including without limitation, the approved annual Bonus Plan for the year in which the Date of Termination occurs and all accrued but unused vacation time, such payments to be made in a lump sum on or before the tenth day following the Date of Termination;

(ii)                                  in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an amount equal to the product of (A) the sum of (1) the Executive’s Base Salary in effect as of the Date of Termination and (2) the average Annual Bonus that the Executive earned in the most recent two fiscal years, and (B) the quotient of the number of whole months remaining in the term of this Agreement as of the Date of Termination (such period is sometimes referred to herein as the “Severance Period”) divided by twelve (12); such payment to be made in a lump sum on or before the tenth day following the Date of Termination.  In addition, all stock options, restricted stock awards and any other equity awards granted by Parent to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination;

(iii)                               In the case of a termination of the Executive’s employment by the Company without Cause or for Disability, or by the Executive for Good Reason, the Company shall pay the full cost for the Executive to participate in the health insurance plan in which the Executive was enrolled immediately prior to the Date of Termination for a period of eighteen (18) months, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred In the event the Executive secures employment during the eighteen (18) month period following the Date of Termination with a new employer that provides equal or better health insurance benefits at no additional cost to the Executive, and the Executive elects to receive such benefits, the Company shall be relieved of its obligations under this paragraph following the date the Executive elects to receive such health insurance benefits from his new employer; and

(iv)                              The obligations of the Company to make any payments to Executive required under Section 7(d)(ii) hereof shall be conditioned on the execution and delivery by the Executive of a general release of claims in form and substance reasonably satisfactory to the Company.

8.                                       Nondisclosure.  During the Executive’s employment with the Company and for a period of twenty-four (24) months following the Date of Termination, the Executive shall hold in a fiduciary capacity for the benefit of Parent and the Company all secret or confidential information, knowledge or data relating to Parent and the Company or any of their affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  The agreement made in this Section 8 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of Parent and the Company.

9.                                       Non-Competition and Non-Solicitation.  During the Executive’s employment with the Company and for a period thereafter equal to the Severance Period, the Executive shall not, for himself or herself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), work in the principal line of business engaged in, or planned to be engaged in, by the Company at the Date of Termination within any state where the Company is doing business or has plans for commencing business as of the Date of Termination.  The Executive’s passive ownership of less than five percent (5%) of the securities of a public company shall not be treated as an action in competition with the Company.

(a)                                  Executive hereby acknowledges and agrees that his employment with the Company places him in a position of trust and confidence with respect to the business operations, customers, prospects and personnel of the Company.  He agrees that, due to his position and knowledge, his engaging in any business that competes in the principal line of business as the Company will cause the Company significant and irreparable harm.

(b)                                 In consideration of the compensation and benefits extended to him under this Agreement, Executive agrees that, during the term of Executive’s employment by the Company and for a period thereafter equal to the Severance Period, the Executive shall not, for any reason whatsoever, directly or indirectly, for himself or herself or on behalf of or in conjunction with any other Person with whom the Executive works or is affiliated:

(i)                                     solicit and/or hire any Person who is on the Date of Termination, or has been within six (6) months prior to the Date of Termination, an employee of the Company or its affiliates;

(ii)                                  solicit, induce or attempt to induce or hire any Person who is, at the Date of Termination, or has been within six (6) months prior to the Date of Termination, an actual customer, client, business partner, or a prospective customer, client, business partner of the Company, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or its affiliates, (B) enticing or attempting to entice such Person to do business with Executive or any affiliate of Executive, or (C) in any way interfering with the relationship between such Person and the Company or its affiliates; or

(iii)                               solicit, induce or attempt to induce any Person who is or that is, at the time of the Date of Termination, or has been within six (6) months prior to the Date of Termination, a supplier, licensee or consultant of, or provider of goods or services to the Company or its affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or its affiliates or (B) in any way interfering with the relationship between such Person and the Company or its affiliates.

(c)                                  In the event the Severance Period is less than 12 months, or in the event there is no Severance Period, the Company shall have the right, but not the obligation, to extend the period of time during which the restrictive covenants set forth in clauses (a) and (b) above shall remain in effect for up to 24 additional months following the Severance Period or the Date of Termination, as the case may be, subject to paying consideration to the Executive for such extended period in cash in an amount equal to the Executive’s Base Salary in effect on the Date of Termination, payable monthly in arrears.  The Company shall provide written notice to the Executive at least 60 days prior to the second anniversary of the Date of Termination of the Company’s election to extend the restrictive covenants as provided herein.

(d)                                 Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenants in this Section 9, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law, in equity or under this Agreement, shall be enforced by the Company in the event of the breach or threatened breach by Executive, by injunctions and/or restraining orders.

(e)                                  It is agreed by the parties that the covenants contained in this Section 9 impose a fair and reasonable restraint on Executive in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its affiliates throughout the term of these covenants.  Executive also acknowledges that this restraint will not prevent him from earning a living in his chosen field of work.

(f)                                    The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(g)                                 All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenants.  It is specifically agreed that the duration of the period during which the agreements and covenants of Executive made in this Section 9 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 9.

(h)                                 Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Section 9 hereof, the period of time for which Executive shall be prohibited pursuant to Section 9 hereof shall be the maximum time permitted by law.

10.                                 Successors; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties.  This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

11.                                 Additional Payments by the Company.

(a)                                  If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any option, share appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 All determinations required to be made under this Section 11, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the Company’s then current outside auditors; provided that if that firm is unwilling or unable to provide such services, another accounting firm may be selected by the Company (such accounting firm the “Accounting Firm”).  The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the date of the change in control or the date of Executive’s termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive.  If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for Executive’s income tax return on which the Excise Tax is included.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return.  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 11(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible.  Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

(c)                                  The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 11(b) hereof.

(d)                                 The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive.  To the extent the Excise Tax has not been previously withheld from amounts paid to the Executive, Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

(e)                                  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 11(b) and 11(d) hereof will be borne by the Company.  If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefore and reasonable evidence of his payment thereof.

(f)                                    Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive).  Executive will not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due.  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

(i)                                     provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii)                                  take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 11(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 11(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)                                 If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of Section 11(f)) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 11. If, after the receipt by Executive of a Gross-Up Payment but before the payment by Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 11, Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 11.

12.                                 Continued Performance.  Provisions of this Agreement shall survive any termination of Executive’s employment hereunder if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 8 and 9.  Any obligation of the Company to make payments to or on behalf of the Executive under Section 7 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Sections 8 and 9 for the time periods stated in Sections 8 and 9.  The Executive recognizes that, except to the extent, if any, provided in Section 7, the Executive will earn no compensation from the Company after the Date of Termination.

13.                                 Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Paul P. Moore

25062 Mustang Drive

Laguna Hills, CA  92653

FAX:  (        )

If to the Company:

KANAWHA INSURANCE COMPANY

c/o KMG AMERICA CORPORATION

6306 Maple Ridge

Excelsior, Minnesota 55331

Attention:  Chief Executive Officer

FAX:  (952) 474-8676

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219

Attention:  Daniel M. LeBey, Esq.

FAX:  (804) 788-8218

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.                                 Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia without regard to its conflicts of law principles.

(a)                                  Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.

(c)                                  Disputes.  Any dispute or controversy arising under or in connection with this Agreement shall, at the Executive’s sole discretion, be settled exclusively by such judicial remedies as the Executive may seek to pursue or by arbitration conducted before a panel of three arbitrators in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any violation or threatened violation of the provisions of Sections 8 or 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The expenses of arbitration shall be borne by the Company.

(d)                                 Indemnification.  The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by the laws of the Commonwealth of Virginia (and the law of any other appropriate jurisdiction after any reincorporation of the Company) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or trustee of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company to procure a judgment in its favor (or other than by or in the right of the Company); provided, however, that this indemnification provision shall not apply to any action or proceeding relating to a dispute between the Company and the Executive based on any alleged breach or violation of this Agreement.

(e)                                  Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

KMG AMERICA CORPORATION

By:	/s/ Kenneth U. Kuk
Name: Kenneth U. Kuk
Title: Chairman, President & Chief Executive Officer

KANAWHA INSURANCE COMPANY

By:	/s/ Kenneth U. Kuk
Name: Kenneth U. Kuk
Title: Chairman

PAUL P. MOORE

/s/ Paul P. Moore